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                                                                     EXHIBIT 5.1

October 1, 2003

Board of Directors
Winston Hotels, Inc.
2626 Glenwood Avenue, Suite 200
Raleigh, North Carolina  27608

                       Registration Statement on Form S-3
        $200,000,000 of Common Stock, Preferred Stock and Debt Securities

Ladies and Gentlemen:

We have acted as counsel to Winston Hotels, Inc., a North Carolina corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3, filed with the Securities and Exchange Commission on October 2, 2003 (the "Registration Statement"), with respect to the issuance and sale of debt securities ("Debt Securities"), shares of the Company's common stock, $0.01 par value per share ("Common Stock") and shares of preferred stock, $0.01 par value per share, in one or more series ("Preferred Stock" and, together with the Debt Securities and Common Stock, the "Offered Securities"), to be offered from time to time, having an aggregate maximum public offering price not to exceed $200,000,000, as described in the Registration Statement and on terms to be determined at the time of the offering.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinion expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

      1. The Company was duly incorporated and is validly existing and in good standing under the laws of the State of North Carolina.

      2. When the terms of any Offered Securities have been authorized by appropriate action of the Company, and, in the case of Debt Securities, have been duly executed, authenticated and delivered in accordance with the applicable indenture, and have been issued and sold as described in the Registration Statement, the Prospectus included therein and any applicable Prospectus Supplement, then the Offered Securities (to the extent consisting of Preferred Stock and/or Common Stock) will be legally issued, fully paid and non-assessable and (to the extent consisting of Debt Securities) will be validly authorized and issued and binding obligations of the Company.
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Board of Directors
Winston Hotels, Inc.
October 1, 2003
Page 2

The foregoing opinion is limited to the laws of the State of North Carolina, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of North Carolina, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of North Carolina, we do not express any opinion on such matter.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Other Matters - Legal" therein.

                                       Very truly yours,


                                       Hunton & Williams LLP